Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2021 THIRD QUARTER RESULTS
Revenues of $53.4 billion for the Third Quarter, a 17.7 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $1.40 and Adjusted Diluted EPS of $2.16
Adjusted Diluted EPS Guidance Range Raised to $9.15 to $9.30 for Fiscal 2021

CONSHOHOCKEN, PA, August 4, 2021 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2021 third quarter ended June 30, 2021, revenue increased 17.7 percent year-over-year to $53.4 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.40 for the June quarter of fiscal 2021, compared to $1.41 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 16.8 percent to $2.16 in the fiscal third quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2021. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2021 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $8.90 to $9.10 to a range of $9.15 to $9.30, reflecting growth of 16 percent to 18 percent versus the previous fiscal year.

"During the third quarter, AmerisourceBergen continued to capitalize on our differentiated, pharmaceutical-centric value proposition and successfully executed on our key strategic initiatives including completing the acquisition of Alliance Healthcare," said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. "We are proud of the execution by our teams to deliver these results and pleased to increase financial guidance for fiscal 2021 to reflect the continued strong performance across our businesses."

"AmerisourceBergen's purpose-driven teams continue to provide critical pharmaceutical distribution services and innovative pharmaceutical services to customers across our global footprint," Mr. Collis continued. "By providing differentiated value to our stakeholders, focusing on our customers, expanding on our leadership in specialty distribution, and executing, innovating, and supporting pharmaceutical innovation globally, we are well positioned to create long-term stakeholder value as we remain united in our responsibility to create healthier futures."

Third Quarter Fiscal Year 2021 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$53.4B	$53.4B
Gross Profit	$1.9B	$1.6B
Operating Expenses	$1,267M	$996M
Operating Income	$621M	$631M
Interest Expense, Net	$51M	$51M
Effective Tax Rate	48.5%	21.0%
Net Income Attributable to ABC	$292M	$452M
Diluted Earnings Per Share	$1.40	$2.16
Diluted Shares Outstanding	209M	209M
Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the "Supplemental Information Regarding non-GAAP Financial Measures" following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2021, revenue was $53.4 billion, up 17.7 percent compared to the same quarter in the previous fiscal year, reflecting a 13.2 percent increase in Pharmaceutical Distribution Services revenue and a 128.0 percent increase in revenue within Other primarily driven by the June 2021 acquisition of Alliance Healthcare.

•Gross Profit: Gross profit in the third quarter of fiscal 2021 was $1.9 billion, a 54.0 percent increase compared to the same period in the previous fiscal year. Gross profit was favorably impacted by increases in gross profit in Pharmaceutical Distribution Services and Other, a LIFO credit in the current year quarter in comparison to a LIFO expense in the prior year quarter and increases in gains from antitrust litigation settlements. Gross profit as a percentage of revenue was 3.54%, an increase of 84 basis points from the prior year quarter primarily driven by the acquisition of Alliance Healthcare, an increase in sales of specialty products in Pharmaceutical Distribution Services and growth in some of the Company's higher margin businesses.

•Operating Expenses: In the third quarter of fiscal 2021, operating expenses were $1,267.5 million, a 54.4 percent increase compared to the same period last fiscal year. The increase in operating expenses was primarily due to the acquisition of Alliance Healthcare and a $124.3 million accrual related to opioid settlement discussions. Operating expenses as a percentage of revenue in the fiscal 2021 third quarter were 2.37 percent, compared to 1.81 percent for the same period in the previous fiscal year primarily due to the items mentioned above.

•Operating Income: In the fiscal 2021 third quarter, operating income increased to $620.7 million from $404.8 million. Operating income as a percentage of revenue was 1.16 percent in the third quarter of fiscal 2021, compared to 0.89 percent for the same period in the previous fiscal year primarily due to the acquisition of Alliance Healthcare and growth in some of the Company's higher margin businesses.

•Interest Expense, Net: In the fiscal 2021 third quarter, net interest expense of $51.3 million was up 36.0 percent versus the prior year quarter due to the issuance of debt to finance a portion of the acquisition of Alliance Healthcare.

•Effective Tax Rate: The effective tax rate was 48.5 percent for the third quarter of fiscal 2021 primarily due to tax reform in the United Kingdom. This compares to 16.5 percent in the prior year quarter, which was favorably impacted by a discrete tax benefit.

•Diluted Earnings Per Share: Diluted earnings per share was $1.40 in the third quarter of fiscal 2021 compared to $1.41 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2021 were 208.9 million, a 1.6 percent increase versus the prior fiscal year third quarter resulting from stock option exercises, restricted stock vesting, and the issuance of 2 million Company shares to Walgreens for the June 2021 acquisition of Alliance Healthcare.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2021, revenue was $53.4 billion, up 17.7 percent compared to the same quarter in the previous fiscal year, reflecting a 13.2 percent increase in Pharmaceutical Distribution Services revenue and an 128.0 percent increase in revenue within Other primarily driven by the June 2021 acquisition of Alliance Healthcare.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2021 third quarter was $1.6 billion, which was up 32.0 percent compared to the same period in the previous fiscal year due to the Alliance Healthcare acquisition and increases in gross profit in Pharmaceutical Distribution Services and Other. Adjusted gross profit as a percentage of revenue was 3.05 percent in the fiscal 2021 third quarter, an increase of 33 basis points when compared to the prior year quarter primarily driven by the Alliance Healthcare acquisition, an increase in sales of specialty products in Pharmaceutical Distribution Services and growth in some of the Company's higher margin businesses.

•Adjusted Operating Expenses: In the third quarter of fiscal 2021, adjusted operating expenses were $996.2 million, an increase of 37.5 percent compared to the same period in the previous fiscal year due to the acquisition of Alliance Healthcare and an increase in payroll-related operating costs to support the Company's current and future revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2021 third quarter was 1.87 percent, an increase of 27 basis points when compared to the prior year quarter primarily due to the acquisition of Alliance Healthcare.

•Adjusted Operating Income: In the fiscal 2021 third quarter, adjusted operating income of $630.6 million increased 24.3 percent from the prior year quarter due to a 13.4 percent increase in Pharmaceutical Distribution Services' operating income and a 77.2 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.18 percent in the fiscal 2021 third quarter, an increase of 6 basis points when compared to the prior year quarter due to the Alliance Healthcare acquisition and growth in higher margin businesses.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2021 third quarter, net interest expense of $51.3 million was up 36.0 percent versus the prior year quarter due to the issuance of debt to finance a portion of the acquisition of Alliance Healthcare.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the third quarter of fiscal 2021 compared to 18.8 percent in the prior year quarter, which benefited from a discrete tax item.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 16.8 percent to $2.16 in the third quarter of fiscal 2021 compared to $1.85 in the previous fiscal year’s third quarter, driven by the increase in adjusted operating income and partially offset by higher interest expense, a higher effective tax rate, and a higher diluted share count.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2021 were 208.9 million, a 1.6 percent increase versus the prior fiscal year third quarter resulting from stock option exercises, restricted stock vesting, and the issuance of 2 million Company shares to Walgreens for the June 2021 acquisition of Alliance Healthcare.

Segment Discussion

    The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of the reportable segment presentation. Other consists of operating segments that focus on global commercialization services, animal health (MWI Animal Health or "MWI"), and international pharmaceutical wholesale and related service operations (Alliance Healthcare). The operating segments that focus on global commercialization services include AmerisourceBergen Consulting Services ("ABCS") and World Courier.

Pharmaceutical Distribution Services Segment

    Pharmaceutical Distribution Services revenue was $49.3 billion in the third quarter of fiscal 2021, an increase of 13.2 percent compared to the same quarter in the prior fiscal year primarily due to increased sales of specialty products, including COVID-19 treatments, and overall market growth. Segment operating income of $483.9 million in the third quarter of fiscal 2021 was up 13.4 percent compared to the same period in the previous fiscal year as a result of strong performance across our distribution businesses including increased sales of specialty products.

Other

    Revenue in Other was $4.1 billion in the third quarter of fiscal 2021, an increase of 128.0 percent compared to the same period in the prior fiscal year primarily due to the acquisition of Alliance Healthcare and growth in the other operating segments: MWI, World Courier, and ABCS. Operating income in Other increased 77.2 percent to $146.9 million in the third quarter of fiscal 2021 primarily due to the acquisition of Alliance Healthcare and growth at MWI and World Courier.

Recent Company Highlights & Milestones

•AmerisourceBergen announced the completion of its acquisition of the majority of Walgreens Boots Alliance’s Alliance Healthcare businesses. The acquisition extends AmerisourceBergen’s pharmaceutical distribution presence and global platform of manufacturer services to support pharmaceutical innovation.
•Good Neighbor Pharmacy, AmerisourceBergen’s national independent pharmacy network, announced that it has been ranked “Highest in Customer Satisfaction with Chain Drug Store Pharmacies” in the J.D. Power 2020 U.S. Pharmacy Study. This marks the tenth time that Good Neighbor Pharmacy has earned the achievement in the last 12 years.
•AmerisourceBergen was named 8th on the 2021 DiversityInc Philanthropy list. Launched in 2001, the survey is the most comprehensive, data-driven D&I analysis of some of the largest U.S. employers. The assessment collects data across six key areas: Leadership Accountability, Human Capital Diversity Metrics, Talent Programs, Workforce Practices, Supplier Diversity, and Philanthropy.

Fiscal Year 2021 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2021 Expectations on an Adjusted (non-GAAP) Basis

    In June 2021, AmerisourceBergen updated its fiscal year 2021 financial guidance for revenue, adjusted diluted EPS and weighted average shares following the closing of the Alliance Healthcare acquisition to reflect the expected contribution from Alliance Healthcare and the weighted average share count impact of the 2 million shares of AmerisourceBergen common stock that the Company delivered to Walgreens at the closing of the transaction.

AmerisourceBergen is now updating its fiscal year 2021 financial guidance to reflect the Company’s continued strong performance across its businesses. The Company now expects:

•Adjusted Diluted EPS to be in the range of $9.15 to $9.30, raised from the previous range of $8.90 to $9.10.

Additional expectations now include:
•Adjusted operating expense to be approximately $3.9 billion, up from growth in the high-single digit percent range;
•Adjusted operating income to be approximately $2.6 billion, up from growth in the high-single digit percent range;
◦Pharmaceutical Distribution Services operating income growth to be in the low-double digit percent range, up from growth in the high-single digit percent range;
◦Other, which is comprised of Alliance Healthcare and the Global Commercialization Services & Animal Health businesses, operating income to be approximately $610 to $620 million, up from growth in the low-double digit percent range; and
•Adjusted free cash flow to be approximately $1.7 billion, up from approximately $1.5 billion.

All other previously communicated aspects of the Company's fiscal year 2021 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company's Board of Directors declared a quarterly cash dividend of $0.44 per common share, payable September 7, 2021, to stockholders of record at the close of business on August 16, 2021.

Opioid Litigation

    On July 21, 2021, AmerisourceBergen announced that it and the two other national pharmaceutical distributors have negotiated a comprehensive proposed settlement agreement that, if all conditions are satisfied, would result in the resolution of a substantial majority of opioid lawsuits filed by state and local governmental entities.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 4, 2021. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 808-6694. From outside the United States, dial +1 (412) 317-5282. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From Canada, dial +1 (855) 669-9658. From outside the United States and Canada, dial +1 (412) 317-0088. The access code for the replay is 10157948.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 41,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #8 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the integration of the Alliance Healthcare business into the Company being more difficult, time consuming or costly than expected; the Company’s or Alliance Healthcare’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2021	% of Revenue	Three Months Ended June 30, 2020	% of Revenue	% Change
Revenue	$53,405,695		$45,366,777		17.7%

Cost of goods sold	51,517,489		44,141,061		16.7%

Gross profit [1]	1,888,206	3.54%	1,225,716	2.70%	54.0%

Operating expenses:
Distribution, selling, and administrative [2]	913,414	1.71%	666,885	1.47%	37.0%
Depreciation and amortization	127,101	0.24%	95,415	0.21%	33.2%
Employee severance, litigation, and other [3]	226,964		58,585
Total operating expenses	1,267,479	2.37%	820,885	1.81%	54.4%

Operating income	620,727	1.16%	404,831	0.89%	53.3%

Other (income) loss, net [4]	(4,141)		1,073
Interest expense, net	51,338		37,748		36.0%
Loss on early retirement of debt	—		22,175

Income before income taxes	573,530	1.07%	343,835	0.76%	66.8%

Income tax expense [5]	278,082		56,567

Net income	295,448	0.55%	287,268	0.63%	2.8%

Net (income) loss attributable to noncontrolling interests	(3,326)		2,171

Net income attributable to AmerisourceBergen Corporation	$292,122	0.55%	$289,439	0.64%	0.9%

Earnings per share:
Basic	$1.42		$1.42		—%
Diluted	$1.40		$1.41		(0.7)%

Weighted average common shares outstanding:
Basic	206,156		203,654		1.2%
Diluted	208,912		205,544		1.6%
 ________________________________________

1    Includes a $113.9 million LIFO credit and a $147.4 million gain from antitrust litigation settlements in the three months ended June 30, 2021. Includes a $6.1 million LIFO expense in the three months ended June 30, 2020.

2    Includes $12.5 million of PharMEDium shutdown costs in the three months ended June 30, 2020.

3    Includes a $6.7 million of employee severance, a $124.3 million legal accrual related to our proposed opioid litigation settlement, $28.9 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $67.0 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended June 30, 2021. Includes $6.5 million of employee severance, $31.4 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $20.7 million of other costs in connection with business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the three months ended June 30, 2020.

4    Includes $6.2 million of income on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the three months ended June 30, 2021.

5 Includes $127.6 million of expense relating to UK tax reform and $9.0 million of expense relating to Swiss tax reform in the three months ended June 30, 2021.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2021	% of Revenue	Nine Months Ended June 30, 2020	% of Revenue	% Change
Revenue	$155,076,422		$140,649,158		10.3%

Cost of goods sold	150,202,605		136,804,121		9.8%

Gross profit [1]	4,873,817	3.14%	3,845,037	2.73%	26.8%

Operating expenses:
Distribution, selling, and administrative [2]	2,378,563	1.53%	2,046,251	1.45%	16.2%
Depreciation and amortization	327,451	0.21%	293,725	0.21%	11.5%
Employee severance, litigation, and other [3]	375,501		165,626
Impairment of PharMEDium assets	—		361,652
Total operating expenses	3,081,515	1.99%	2,867,254	2.04%	7.5%

Operating income	1,792,302	1.16%	977,783	0.70%	83.3%

Other loss, net [4]	4,901		2,806
Interest expense, net	119,478		103,176		15.8%
Loss on early retirement of debt	—		22,175

Income before income taxes	1,667,923	1.08%	849,626	0.60%	96.3%

Income tax expense (benefit) [5]	559,763		(595,321)

Net income	1,108,160	0.71%	1,444,947	1.03%	(23.3)%

Net income attributable to noncontrolling interests	(5,926)		(7,591)

Net income attributable to AmerisourceBergen Corporation	$1,102,234	0.71%	$1,437,356	1.02%	(23.3)%

Earnings per share:
Basic	$5.37		$7.01		(23.4)%
Diluted	$5.31		$6.95		(23.6)%

Weighted average common shares outstanding:
Basic	205,255		205,017		0.1%
Diluted	207,679		206,714		0.5%
 ________________________________________

1    Includes a $160.6 million LIFO credit and a $147.4 million gain from antitrust litigation settlements in the nine months ended June 30, 2021. Includes a $43.2 million LIFO expense, $12.6 million of PharMEDium remediation and shutdown costs, and an $8.5 million gain from antitrust litigation settlements in the nine months ended June 30, 2020.

2 Includes $49.0 million of PharMEDium remediation and shutdown costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the nine months ended June 30, 2020.

3    Includes $6.7 million of employee severance, a $141.4 million legal accrual related to our proposed opioid litigation settlement, $85.9 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $141.5 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the nine months ended June 30, 2021. Includes $32.4 million of employee severance, $86.9 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $46.4 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the nine months ended June 30, 2020.

4    Includes a $1.1 million expense on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the nine months ended June 30, 2021.

5    Includes $127.6 million of expense relating to UK tax reform, $64.0 million of expense relating to Swiss tax reform, and a $20.4 million adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the nine months ended June 30, 2021. Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business in the nine months ended June 30, 2020.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,888,206	$1,267,479	$620,727	$573,530	$278,082	$(3,326)	$292,122	$1.40

Gains from antitrust litigation settlements	(147,432)	—	(147,432)	(147,432)	(15,266)	—	(132,166)	(0.63)

LIFO credit	(113,920)	—	(113,920)	(113,920)	(6,692)	—	(107,228)	(0.51)

Acquisition-related intangibles amortization	—	(44,282)	44,282	44,282	(4,355)	(890)	47,747	0.23

Employee severance, litigation, and other [1]	—	(226,964)	226,964	226,964	6,034	—	220,930	1.06

Tax reform [2]	—	—	—	(6,243)	(136,588)	—	130,345	0.62

Adjusted Non-GAAP	$1,626,854	$996,233	$630,621	$577,181	$121,215	$(4,216)	$451,750	$2.16	[3]

Adjusted Non-GAAP % change vs. prior year	32.0%	37.5%	24.3%	23.1%	37.3%		18.8%	16.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.54%	3.05%
Operating expenses	2.37%	1.87%
Operating income	1.16%	1.18%
________________________________________

1    Includes a $124.3 million legal expense accrual related to our proposed opioid litigation settlement.

2    Includes $127.6 million of expense relating to UK tax reform, $9.0 million of expense relating to Swiss tax reform, and $6.2 million of income on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,225,716	$820,885	$404,831	$343,835	$56,567	$2,171	$289,439	$1.41

Gains from antitrust litigation settlements	—	—	—	—	(15)	—	15	—

LIFO expense	6,061	—	6,061	6,061	1,555	—	4,506	0.02

PharMEDium shutdown costs	432	(12,504)	12,936	12,936	3,264	—	9,672	0.05

Acquisition-related intangibles amortization	—	(25,109)	25,109	25,109	6,276	(437)	18,396	0.09

Employee severance, litigation, and other	—	(58,585)	58,585	58,585	14,583	—	44,002	0.21

Impairment of PharMEDium assets	—	—	—	—	638	—	(638)	—

Contingent consideration adjustment	—	—	—	—	(22)	(1,833)	(1,811)	(0.01)

Loss on early retirement of debt	—	—	—	22,175	5,449	—	16,726	0.08

Adjusted Non-GAAP	$1,232,209	$724,687	$507,522	$468,701	$88,295	$(99)	$380,307	$1.85

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.70%	2.72%
Operating expenses	1.81%	1.60%
Operating income	0.89%	1.12%
________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,873,817	$3,081,515	$1,792,302	$1,667,923	$559,763	$(5,926)	$1,102,234	$5.31

Gains from antitrust litigation settlements	(147,432)	—	(147,432)	(147,432)	(15,266)	—	(132,166)	(0.64)

LIFO credit	(160,565)	—	(160,565)	(160,565)	(16,625)	—	(143,940)	(0.69)

Acquisition-related intangibles amortization	—	(94,289)	94,289	94,289	3,043	(1,764)	89,482	0.43

Employee severance, litigation, and other [1]	—	(375,501)	375,501	375,501	36,502	—	338,999	1.63

Certain discrete tax benefits [2]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [3]	—	—	—	1,086	(191,607)	—	192,693	0.93

Adjusted Non-GAAP	$4,565,820	$2,611,725	$1,954,095	$1,830,802	$396,235	$(7,690)	$1,426,877	$6.87

Adjusted Non-GAAP % change vs. prior year	17.3%	17.8%	16.7%	16.7%	22.9%		14.8%	14.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.14%	2.94%
Operating expenses	1.99%	1.68%
Operating income	1.16%	1.26%

________________________________________

1    Includes a $141.4 million legal expense accrual related to our proposed opioid litigation settlement.

2    Represents an adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3    Includes $127.6 million of expense relating to UK tax reform, $64.0 million of expense relating to Swiss tax reform, and a $1.1 million loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Loss.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$3,845,037	$2,867,254	$977,783	$849,626	$(595,321)	$(7,591)	$1,437,356	$6.95

Gains from antitrust litigation settlements	(8,546)	—	(8,546)	(8,546)	(2,100)	—	(6,446)	(0.03)

LIFO expense	43,195	—	43,195	43,195	10,614	—	32,581	0.16

PharMEDium shutdown and remediation costs	12,556	(49,015)	61,571	61,571	15,128	—	46,443	0.22

Acquisition-related intangibles amortization	—	(85,345)	85,345	85,345	20,971	(1,308)	63,066	0.31

Employee severance, litigation, and other	—	(165,626)	165,626	165,626	40,697	—	124,929	0.60

Impairment of PharMEDium assets	—	(361,652)	361,652	361,652	88,865	—	272,787	1.32

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,987)	5,678	(3,488)	(0.02)

Loss on early retirement of debt	—	—	—	22,175	5,449	—	16,726	0.08

Certain discrete tax benefits [1]	—	—	—	—	741,015	—	(741,015)	(3.58)

Adjusted Non-GAAP	$3,892,242	$2,217,769	$1,674,473	$1,568,491	$322,331	$(3,221)	$1,242,939	$6.01

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.73%	2.77%
Operating expenses	2.04%	1.58%
Operating income	0.70%	1.19%
________________________________________

1 Includes $741.0 of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$49,312,013	$43,579,119	13.2%
Other	4,128,266	1,810,533	128.0%
Intersegment eliminations	(34,584)	(22,875)

Revenue	$53,405,695	$45,366,777	17.7%

	Three Months Ended June 30,
Operating income	2021	2020	% Change
Pharmaceutical Distribution Services	$483,914	$426,643	13.4%
Other	146,869	82,875	77.2%
Intersegment eliminations	(162)	(1,996)
Total segment operating income	630,621	507,522	24.3%

Gains from antitrust litigation settlements	147,432	—
LIFO credit (expense)	113,920	(6,061)
PharMEDium shutdown costs	—	(12,936)
Acquisition-related intangibles amortization	(44,282)	(25,109)
Employee severance, litigation, and other	(226,964)	(58,585)
Operating income	$620,727	$404,831

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.14%	2.08%
Operating expenses	1.16%	1.10%
Operating income	0.98%	0.98%

Other
Gross profit	13.92%	18.17%
Operating expenses	10.37%	13.59%
Operating income	3.56%	4.58%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.54%	2.70%
Operating expenses	2.37%	1.81%
Operating income	1.16%	0.89%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.05%	2.72%
Adjusted operating expenses	1.87%	1.60%
Adjusted operating income	1.18%	1.12%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$146,905,854	$135,178,617	8.7%
Other	8,273,312	5,534,110	49.5%
Intersegment eliminations	(102,744)	(63,569)

Revenue	$155,076,422	$140,649,158	10.3%

	Nine Months Ended June 30,
Operating income	2021	2020	% Change
Pharmaceutical Distribution Services	$1,569,014	$1,381,434	13.6%
Other	391,696	295,614	32.5%
Intersegment eliminations	(6,615)	(2,575)
Total segment operating income	1,954,095	1,674,473	16.7%

Gains from antitrust litigation settlements	147,432	8,546
LIFO credit (expense)	160,565	(43,195)
PharMEDium shutdown and remediation costs	—	(61,571)
Acquisition-related intangibles amortization	(94,289)	(85,345)
Employee severance, litigation, and other	(375,501)	(165,626)
Impairment of PharMEDium assets	—	(361,652)
Contingent consideration adjustment	—	12,153
Operating income	$1,792,302	$977,783

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.19%	2.11%
Operating expenses	1.12%	1.09%
Operating income	1.07%	1.02%

Other
Gross profit	16.39%	18.78%
Operating expenses	11.65%	13.44%
Operating income	4.73%	5.34%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.14%	2.73%
Operating expenses	1.99%	2.04%
Operating income	1.16%	0.70%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.94%	2.77%
Adjusted operating expenses	1.68%	1.58%
Adjusted operating income	1.26%	1.19%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$2,553,217	$4,597,746
Accounts receivable, net	17,695,170	13,846,301
Inventories	14,996,364	12,589,278
Right to recover assets	1,215,839	1,344,649
Income tax receivable	254,065	488,428
Prepaid expenses and other	545,111	189,300
Total current assets	37,259,766	33,055,702

Property and equipment, net	2,143,080	1,484,808
Goodwill and other intangible assets	14,570,548	8,592,826
Deferred income taxes	289,040	361,640
Other long-term assets	1,668,502	779,854

Total assets	$55,930,936	$44,274,830

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$36,502,816	$31,705,055
Other current liabilities	2,631,413	1,646,763
Short-term debt	455,609	501,259
Total current liabilities	39,589,838	33,853,077

Long-term debt	6,647,183	3,618,261

Accrued income taxes	283,735	284,845
Deferred income taxes	1,671,696	686,485
Other long-term liabilities	1,058,767	472,855
Accrued litigation liability	6,271,276	6,198,943

Total equity (deficit)	408,441	(839,636)

Total liabilities and stockholders' equity (deficit)	$55,930,936	$44,274,830

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2021	2020
Operating Activities:
Net income	$1,108,160	$1,444,947
Adjustments to reconcile net income to net cash provided by operating activities [1]	599,953	822,005
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(116,845)	(436,237)
Inventories	(594,708)	(910,828)
Accounts payable	242,419	824,105
Other, net [2]	417,790	(836,184)
Net cash provided by operating activities	1,656,769	907,808

Investing Activities:
Capital expenditures	(273,407)	(251,101)
Cost of acquired companies, net of cash acquired	(5,536,717)	—
Cost of equity investments	(162,620)	(34,830)
Other, net	2,516	7,824
Net cash used in investing activities	(5,970,228)	(278,107)

Financing Activities:
Net borrowings (repayments) [3]	2,620,315	(10,960)
Payment of premium on early retirement of debt	—	(21,448)
Purchases of common stock	(82,150)	(420,449)
Exercises of stock options	164,297	137,748
Cash dividends on common stock	(274,041)	(256,764)
Other	(30,965)	(11,750)
Net cash provided by (used in) financing activities	2,397,456	(583,623)

(Decrease) increase in cash and cash equivalents	(1,916,003)	46,078

Cash, cash equivalents, and restricted cash at beginning of period	4,597,746	3,374,194

Cash, cash equivalents, and restricted cash at end of period	$2,681,743	$3,420,272

________________________________________

1     Includes an impairment of PharMEDium assets of $361.7 million in the nine months ended June 30, 2020.

2 Includes a $590.2 million increase in income tax receivable for the nine months ended June 30, 2020 primarily as a result of recognizing certain discrete tax benefits.

3 Includes proceeds from the issuance of the Company's $1,525 million of 0.737% senior notes, $1,000 million of 2.700% senior notes, and $500 million of term loan, all of which were used to finance a portion of the June 2021 acquisition of Alliance Healthcare.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and certain PharMEDium shutdown and remediation costs. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they were unpredictable expenses. PharMEDium shutdown costs are excluded because they were unusual and non-recurring. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. PharMEDium shutdown costs were costs incurred in connection with the permanent shutdown of the PharMEDium business. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium shutdown and remediation costs, impairment of PharMEDium assets, and a contingent consideration adjustment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium shutdown and remediation costs, a contingent consideration adjustment and the impairment of PharMEDium assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. The contingent consideration adjustment reflects an adjustment made by one of the Company’s non-wholly-owned subsidiaries, Profarma Distribuidora de Produtos Farmacêuticos S.A., of its previous estimate of contingent consideration related to the purchase price of a prior business acquisition.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on the currency remeasurement of the deferred tax asset relating to Swiss tax reform in the three and nine months ended June 30, 2021 and the loss on the early retirement of debt in the three and nine months ended June 30, 2020 are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the three and nine months ended June 30, 2020 and the nine months ended June 30, 2021. Further, certain expenses relating to tax reform in the United Kingdom and Switzerland are excluded from adjusted income tax expense for the three and nine months ended June 30, 2021. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of acquisition-related intangibles amortization and a contingent consideration adjustment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); PharMEDium shutdown and remediation costs; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of PharMEDium assets; the loss on the currency remeasurement related to Swiss tax reform; and a contingent consideration adjustment, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act for the nine months ended June 30, 2020 and the nine months ended June 30, 2021, and the per share impact of certain expenses relating to tax reform in the United Kingdom and Switzerland are also excluded from adjusted diluted earnings per share for the three and nine months ended June 30, 2021. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company updated its non-GAAP fiscal year 2021 guidance for diluted earnings per share, operating expense, operating income and adjusted free cash flow, and has previously provided non-GAAP fiscal year 2021 guidance for effective income tax rate. The guidance for each metric excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. For fiscal year 2021, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the nine months ended June 30, 2021 adjusted free cash flow of $1,235.9 million consisted of net cash provided by operating activities of $1,656.8 million minus capital expenditures of $273.4 million and the gains from antitrust litigation settlements of $147.4 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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